Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor/Media Contact:
Stephen Anderson - 336-436-5076
Company Information: www.labcorp.com
358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LabCorp Biorepository Receives Industry Accreditation from
College of American Pathologists

BURLINGTON, N.C. -- January 9, 2013 -- Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced the recent accreditation of its Biorepository by the College of American Pathologists (CAP). CAP's inaugural accreditation program was developed to establish internationally-recognized best practices and quality standards for the collection, storage and future analysis of biospecimens.

The LabCorp Biorepository, located in Kannapolis, North Carolina adjacent to the North Carolina Research Campus, is a world-class biological specimen storage facility that LabCorp opened in 2009. Beyond simple storage capabilities, the biorepository offers well-annotated, consented specimens that are available for biomarker discovery efforts. Redundant back-up systems, state-of-the-art validated informatics and on-site nucleic acid extraction capabilities make LabCorp's Biorepository the facility of choice for pharmaceutical and academic research specimen storage.

The CAP Biorepository Accreditation Program is a three-year, peer-based accreditation program that was designed to strengthen the standard of patient care by ensuring the consistent, verifiable quality of biospecimens for clinical or research purposes. CAP accreditation requires passing a series of inspections that review procedures for patient consent and the collection of biospecimens, their processing and annotation, and their storage, transport and distribution.

About LabCorp®

Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $5.5 billion in 2011, over 31,000 employees worldwide, and more than 220,000 clients, LabCorp offers more than 4,000 tests ranging from routine blood analyses to reproductive genetics to companion diagnostics. LabCorp furthers its scientific expertise and innovative clinical testing technology through its LabCorp Specialty Testing Group: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, Integrated Genetics, Integrated Oncology, DIANON Systems, Inc., Monogram Biosciences, Inc., Colorado Coagulation, and Endocrine Sciences. LabCorp conducts clinical trials testing through its LabCorp Clinical Trials division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp's financial results is included in the Company's Form 10-K for the year ended December 31, 2011, and subsequent SEC filings.

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